                                                                     Exhibit 2.1




                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                  May 1, 2001

                                     among

                        SODEXHO MARRIOTT SERVICES, INC.

                            SODEXHO ALLIANCE, S.A.


                                      and

                             SMS ACQUISITION CORP.

                               TABLE OF CONTENTS
                               -----------------


                                                                         PAGE
                                                                         ----
                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions............................................    1

                                   ARTICLE 2
                                   THE OFFER

SECTION 2.01.  The Offer..............................................    4
SECTION 2.02.  Company Action.........................................    6
SECTION 2.03.  Directors..............................................    7

                                   ARTICLE 3
                                  THE MERGER

SECTION 3.01.  The Merger.............................................    8
SECTION 3.02.  Conversion of Shares...................................    9
SECTION 3.03.  Surrender and Payment..................................    9
SECTION 3.04.  Dissenting Shares......................................   10
SECTION 3.05.  Stock Based Awards.....................................   11
SECTION 3.06.  Adjustments............................................   14
SECTION 3.07.  Withholding Rights.....................................   14
SECTION 3.08.  Lost Certificates......................................   14

                                   ARTICLE 4
                           THE SURVIVING CORPORATION

SECTION 4.01.  Certificate of Incorporation...........................   15
SECTION 4.02.  Bylaws ................................................   15
SECTION 4.03.  Directors and Officers.................................   15

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.01.  Corporate Existence and Power..........................   15
SECTION 5.02.  Corporate Authorization................................   16
SECTION 5.03.  Governmental Authorization.............................   16
SECTION 5.04.  Non-contravention......................................   16
SECTION 5.05.  Capitalization.........................................   17

                                                                        PAGE
                                                                        ----

SECTION 5.06.  Material Subsidiaries..................................   18
SECTION 5.07.  SEC Filings............................................   18
SECTION 5.08.  Financial Statements...................................   19
SECTION 5.09.  Disclosure Documents...................................   19
SECTION 5.10.  Absence of Certain Changes.............................   20
SECTION 5.11.  Litigation.............................................   22
SECTION 5.12.  Finders' Fees..........................................   22
SECTION 5.13.  Taxes..................................................   22
SECTION 5.14.  Employee Benefit Plans.................................   23
SECTION 5.15.  Antitakeover Statutes and Rights Agreement.............   24

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 6.01.  Corporate Existence and Power..........................   25
SECTION 6.02.  Corporate Authorization................................   25
SECTION 6.03.  Governmental Authorization.............................   25
SECTION 6.04.  Non-contravention......................................   26
SECTION 6.05.  Disclosure Documents...................................   26
SECTION 6.06.  Finders' Fees..........................................   27
SECTION 6.07.  Tax Sharing Agreement Matters..........................   27

                                   ARTICLE 7
                           COVENANTS OF THE COMPANY

SECTION 7.01.  Conduct of the Company.................................   27
SECTION 7.02.  Stockholder Meeting; Proxy Material....................   28
SECTION 7.03.  Access to Information..................................   28
SECTION 7.04.  No Solicitation; Other Offers..........................   29
SECTION 7.05.  Tax Matters............................................   31

                                   ARTICLE 8
                              COVENANTS OF PARENT

SECTION 8.01.  Obligations of Merger Subsidiary.......................   31
SECTION 8.02.  Voting of Shares.......................................   31
SECTION 8.03.  Director and Officer Liability.........................   31
SECTION 8.04.  Other Indemnification..................................   32

                                                                        PAGE
                                                                        ----

                                   ARTICLE 9
                      COVENANTS OF PARENT AND THE COMPANY

SECTION 9.01.  Commercially Reasonable Efforts........................   33
SECTION 9.02.  Certain Filings........................................   33
SECTION 9.03.  Public Announcements...................................   33
SECTION 9.04.  Further Assurances.....................................   33
SECTION 9.05.  Merger Without Meeting of Stockholders.................   33
SECTION 9.06.  Notices of Certain Events..............................   34

                                  ARTICLE 10
                           CONDITIONS TO THE MERGER

SECTION 10.01.  Conditions to Obligations of Each Party...............   34
SECTION 10.02.  Conditions to the Obligations of Parent and
                Merger Subsidiary.....................................   34

                                  ARTICLE 11
                                  TERMINATION

SECTION 11.01.  Termination...........................................   35
SECTION 11.02.  Effect of Termination.................................   37

                                  ARTICLE 12
                                 MISCELLANEOUS

SECTION 12.01.  Notices...............................................   37
SECTION 12.02.  Non-Survival of Representations and Warranties........   38
SECTION 12.03.  Amendments; No Waivers................................   38
SECTION 12.04.  Expenses..............................................   39
SECTION 12.05.  Successors and Assigns................................   40
SECTION 12.06.  Governing Law.........................................   40
SECTION 12.07.  Jurisdiction..........................................   40
SECTION 12.08.  WAIVER OF JURY TRIAL..................................   40
SECTION 12.09.  Counterparts; Effectiveness; Benefit..................   40
SECTION 12.10.  Entire Agreement......................................   41
SECTION 12.11.  Captions..............................................   41
SECTION 12.12.  Severability..........................................   41
SECTION 12.13.  Specific Performance..................................   41

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of May 1, 2001, among Sodexho Marriott Services, Inc., a Delaware corporation (the "Company"), Sodexho Alliance, S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), and SMS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

  The parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

  SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

  "Agreement" means this Agreement and Plan of Merger, as it may be amended from time to time.

  "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

  "Code" means the Internal Revenue Code of 1986.

  "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended September 1, 2000.

  "Deferred Share" means a deferred share (whether vested or unvested) under any Deferred Share Agreement between the Company and an employee or former employee of the Company or any of its Subsidiaries.

  "Delaware Law" means the General Corporation Law of the State of Delaware.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

  "Excluded Arrangement" means any employment letter or agreement setting forth the terms of employment or separation from employment for any non-officer employee of the Company or any of its Subsidiaries which does not address the grant, terms or treatment of equity based compensation provided to such employee by the Company or any of its Material Subsidiaries.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

  "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

  "Material Subsidiary" means any entity listed or required to be listed in an exhibit to the Company 10-K pursuant to Item 601 of Regulation S-K promulgated by the SEC, except as set forth in Schedule 1.01.

  "Moratorium Period" means the period from the Effective Time through the Registration Date.

  "1933 Act" means the Securities Act of 1933.

  "1934 Act" means the Securities Exchange Act of 1934.

  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Plans" means the Sodexho Marriott Services, Inc. 1993 Comprehensive Stock Incentive Plan and the Sodexho Marriott Services, Inc. 1998 Comprehensive Stock Incentive Plan, and "Plan" means either of the foregoing.

  "Registration Date" means the earliest date upon which both (i) a Registration Statement on Form 20-F with respect to Parent's ordinary shares has been declared effective under the 1934 Act and (ii) a Registration Statement on Form S-8 with respect to Parent's ordinary shares underlying the options issued pursuant to Section 3.05(b) has been declared effective under the 1933 Act.

  "Restricted Share" means a Share which is subject to forfeiture granted under any of the Plans.

  "Restricted Stock Units" means restricted stock units, granted under the Sodexho Marriott Services, Inc. 1998 Comprehensive Stock Incentive Plan, which result in the issuance of Shares upon vesting.

  "Rights" means the preferred stock purchase rights issued pursuant to the Rights Agreement.

  "Rights Agreement" means the Rights Agreement dated as of October 8, 1993 between the Company and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 thereto dated as of September 30, 1997 and Amendment No. 2 thereto dated as of March 27, 1998.

  "SEC" means the Securities and Exchange Commission.

  "Shares" means the shares of common stock, $1.00 par value, of the Company.

  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

  "Tax Sharing Agreement" means the Tax Sharing and Indemnification
Agreement dated as of March 27, 1998 by and among the Company, New Marriott MI, Inc. (later renamed Marriott International, Inc.) and Parent.

  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

  (b) Each of the following terms is defined in the Section set forth opposite such term:

      Term                                                          Section
      -------                                                      ---------
      Acquisition Proposal...................................        7.04
      Certificates...........................................        3.03
      Company Disclosure Documents...........................        5.09
      Company Disclosure Schedule............................       Art. 5
      Company ESPP...........................................        3.05
      Company Proxy Statement................................        5.09
      Company SEC Documents..................................        5.07
      Company Securities.....................................        5.05
      Company Subsidiary Securities..........................        5.06
      Company Stockholder Meeting............................        7.02
      Confidentiality Agreement..............................        7.03
      Effective Time.........................................        3.01
      Employee Plans.........................................        5.14
      Exchange Agent.........................................        3.03
      GAAP...................................................        5.08
      Indemnified Person.....................................        8.03
      Merger.................................................        3.01
      Merger Consideration...................................        3.02
      Minimum Condition......................................        2.01
      Multiemployer Plan.....................................        5.14
      Offer..................................................        2.01
      Offer Documents........................................        2.01
      Option.................................................        3.05
      Option Cash-Out Amount.................................        3.05
      Schedule TO............................................        2.01
      Schedule 14D-9.........................................        2.02
      Special Committee......................................        2.02
      Superior Proposal......................................        7.04
      Surviving Corporation..................................        3.01
      Tax Return.............................................        5.13
      Tax....................................................        5.13
      Taxing Authority.......................................        5.13
      Vested Options.........................................        3.05


                                   ARTICLE 2
                                   THE OFFER


   SECTION 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, as promptly as practicable (but no later than twenty days after the date hereof), Merger Subsidiary shall commence an offer (the "Offer") to purchase any and all of the outstanding Shares, together with the associated Rights, at a price of $32.00 per Share, net to the seller in cash. The initial expiration date of the Offer shall be twenty Business Days from the date the Offer is commenced. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent or any of its Subsidiaries, represents at least a majority of the Shares outstanding on a fully-diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that no change or waiver may be made, without the prior written consent of the Company, that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, (iii) on one or more occasions for an aggregate period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent or any of its Subsidiaries, represents less than 90% of the outstanding Shares on a fully-diluted basis and (iv) pursuant to a "subsequent offering period" under Rule 14d-11 of the 1934 Act. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer.

    (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer (such Schedule TO and such documents included therein, including a Rule 13e-3 Transaction Statement on Schedule 13E-3, pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer

Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of Shares. Parent shall provide the Company with a copy of any comments received from the SEC on the Offer Documents.

   SECTION 2.02. Company Action. (a) The Company hereby consents to the
Offer and represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company composed entirely of non-management independent directors (the "Special Committee"), has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company's stockholders (other than Parent and its Affiliates), (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware Law and
(iii) subject to Section 7.04(c), resolved to recommend acceptance of the Offer and adoption of this Agreement by its stockholders. The Company further represents that UBS Warburg LLC has delivered to the Special Committee its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Parent and its Affiliates) from a financial point of view. The Company has been advised that all of its directors who own Shares intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and, subject to
Section 7.04(c), will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

    (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to
Section 7.04(c), shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Parent and Merger Subsidiary each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company shall provide Parent with a copy of any comments received from the SEC on the Schedule 14D-9.

   SECTION 2.03. Directors. (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all reasonable action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, subject to applicable law and the rules and regulations of the New York Stock Exchange, the Company will also use all reasonable efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board other than the Audit Committee and the Special Committee or any committee of the Board established to take action under this Agreement and (ii) each board of directors of each Material Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, the Company shall use all reasonable efforts to ensure that at least two of the members of the Board of Directors and such committees as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such committees until the Effective Time.

    (b) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

    (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company present and voting at a meeting at which a quorum exists (including the concurrence of a majority of the directors who were not designated by Parent) shall be required to authorize any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. Parent shall cause a sufficient number of its designees pursuant to
Section 2.03(a) to attend any meeting at which an action may be taken to terminate or amend this Agreement, extend the time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, waive compliance with any of the agreements or conditions contained herein for the benefit of the Company, or take any action to enforce the Company's rights under this Agreement, so that a quorum is present at such meeting for the time necessary to take such action.


                                   ARTICLE 3
                                  THE MERGER

   SECTION 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

    (b) As soon as practicable (but no later than three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company (or, if applicable, Merger Subsidiary) will file a certificate of merger (or, if applicable, a certificate of ownership and merger) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger (or, if applicable, the certificate of ownership and merger) is duly filed with the Delaware Secretary of State or at such later time as is specified in such certificate.

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

    SECTION 3.02.  Conversion of Shares.  At the Effective Time:

    (a) except as otherwise provided in Section 3.02(b), Section 3.04 or
Section 3.05, each Share outstanding immediately prior to the Effective Time, together with the associated Right, shall be converted into the right to receive $32.00 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger Consideration");

    (b) each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

    (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   SECTION 3.03. Surrender and Payment. (a) Prior to the Effective Time,
Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Parent will, or will cause Merger Subsidiary to, provide the Exchange Agent with immediately available funds sufficient for the payment of the aggregate Merger Consideration payable in respect of the Shares pursuant to this Agreement. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

    (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

    (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

    (e) Any portion of the Merger Consideration provided to the Exchange
Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

   SECTION 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

   SECTION 3.05. Stock Based Awards. (a) At or immediately prior to the Effective Time, except as set forth in Section 3.05(e), each stock option to purchase Shares outstanding under any employee stock option or compensation plan or arrangement of the Company (each an "Option") which is vested immediately prior to the Effective Time (the "Vested Options"), shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such option (the "Option Cash-Out Amount") by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time.

    (b) At or immediately prior to the Effective Time, except as set forth in Section 3.05(e), each Option other than Vested Options shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, and become exchangeable for, options to purchase ordinary shares of Parent or American Depositary Shares representing ordinary shares of Parent, the number and exercise price of such options to be determined in accordance with the methodology set forth in Section 424 of the Code and Financial Accounting Standards Board Interpretation No. 44, and the other terms of such options to be substantially similar to their existing terms, provided that

      (i) no such option shall be exercisable until the conclusion of the Moratorium Period,

      (ii) if the Moratorium Period has not concluded by March 31, 2002, any options that have become vested between the Effective Time and March 31, 2002 will be canceled on March 31, 2002 in exchange for a payment equal to the Option Cash-Out Amount in respect of the number of Shares such holder could have purchased prior to the Effective Time as a result of such vesting plus interest on such amount calculated in arrears from the date of the Effective Time through March 31, 2002 at a rate of 6% per annum, such payment to be made by the Company to the holder of such option on March 31, 2002, and any options that vest following March 31, 2002 through the conclusion of the Moratorium Period shall be canceled on the date such options become vested in exchange for a payment equal to the Option Cash-Out Amount in respect of the number of Shares such holder could have purchased prior to the Effective Time as a result of such vesting plus interest on such amount calculated in arrears from the date of the Effective Time through the date of such payment at a rate of 6% per annum, such payment to be made by the Company to the holder of such option on the vesting date, and

      (iii) any such option granted to an employee of the Company who separates from the Company or who dies during the Moratorium Period shall become exercisable upon the conclusion of the Moratorium Period (unless such options have been canceled in accordance with clause
    (ii) of this Section 3.05(b)) to the extent that such option would have become exercisable during such employee's employment with the Company but for the delay in the ability to exercise such option as a result of clause (i) of this Section 3.05(b), and shall remain exercisable for three months (or one year, in the case of an employee death) following the date such option becomes exercisable.

    (c) At or immediately prior to the Effective Time, each Restricted
Stock Unit shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, and become exchangeable for, a similar award with respect to ordinary shares of Parent or American Depositary Shares representing ordinary shares of Parent, the terms of such awards to be substantially similar to their existing terms, provided that

      (i) such awards shall be adjusted to the extent necessary to preserve the existing value thereof,

      (ii) no such award shall vest until the conclusion of the Moratorium Period,

      (iii) (A) if the Moratorium Period has not concluded by December
    15, 2001, each award that would have become vested on December 15, 2001, in the absence of the Moratorium Period (without giving effect to any accelerated vesting as a result of death), will be canceled in exchange for a payment equal to the Merger Consideration in respect of the number of Shares originally deliverable pursuant to the vesting of such award, such payment to be made by the Company to the holder of such award (or his or her estate, as applicable) on December 15, 2001, (B) if the Moratorium Period has not concluded by March 31, 2002, any award that would have become vested, in the absence of the Moratorium Period, as a result of the death of the holder thereof between the Effective Time and March 31, 2002 (other than awards described in preceding clause (A)) will be canceled on March 31, 2002 in exchange for a payment equal to the Merger
    Consideration in respect of the number of Shares originally deliverable pursuant to the vesting of such award plus interest on such amount calculated in arrears from the date of the Effective Time through the date of such payment, such payment to be made to the estate of the holder of the award on March 31, 2002, and (C) any award that would have vested, in the absence of the Moratorium Period, following December 15, 2001 through the conclusion of the Moratorium Period (in accordance with its vesting schedule or as a result of death) shall be canceled on the date such award would have become vested for a payment equal to the Merger Consideration in respect of the number of Shares originally deliverable pursuant to the vesting of such award, plus interest on such amount calculated in arrears from the date of the Effective Time through the date of such payment at a rate of 6% per annum, such payment to be made by the Company to the holder of such award, or his or her estate, as applicable, on the later of March 31, 2002 and the vesting date, and

      (iv) any such award granted to an employee of the Company who separates from the Company after December 15, 2001 but during the Moratorium Period (if not canceled in accordance with clause (iii) of this Section 3.05(c)) shall vest upon the conclusion of the Moratorium Period, to the same extent that such similar award would have vested had such an employee separated from the Company immediately following the conclusion of the Moratorium Period.

   (d) Unless otherwise agreed by Parent and the Company, at the Effective Time, each Deferred Share and Restricted Share outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive the Merger Consideration, the payment thereof to be made at the Effective Time.

    (e) Prior to the Effective Time, each outstanding option under the Sodexho Marriott Services, Inc. Employee Stock Purchase Plan (the "Company ESPP") shall be exercised in accordance with Section 12.04(c) of the Company ESPP, and each Share purchased pursuant to such exercise shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. The Company agrees that it shall terminate the Company ESPP immediately following the aforesaid purchase of Shares thereunder.

    (f) The Company and Parent shall take any actions necessary to give effect to the transactions contemplated by the provisions of this Section 3.05.

    (g) Parent will use commercially reasonable efforts to cause the Registration Date to occur as soon as reasonably practicable.

    (h) The Company shall be permitted to establish a deferred compensation program allowing deferral of receipt of the cash payments to be made to employees of the Company under this Section 3.05, with interest accruing in respect of such deferred payments at a rate no greater than the rate currently applicable to deferred compensation obligations under the Sodexho Marriott Services, Inc. Executive Deferred Compensation Plan.

    (i) Prior to the Effective Time, the Company shall provide to Parent detailed information, as of the date immediately prior to the Effective Time, with respect to the number of Shares subject to outstanding Options and the exercise prices of such Options, the number of Shares subject to Options which are exercisable immediately prior to the Effective Time and the exercise prices of such Options, the number of Shares subject to Restricted Stock Units, the number of Shares subject to Deferred Shares and the number of Restricted Shares.

    SECTION 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

   SECTION 3.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

   SECTION 3.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

                                   ARTICLE 4
                           THE SURVIVING CORPORATION

   SECTION 4.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

   SECTION 4.02. Bylaws. The bylaws of the Surviving Corporation in effect at the Effective Time shall be amended to conform to the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until further amended in accordance with applicable law.

   SECTION 4.03.  Directors and Officers.  From and after the Effective
Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the corresponding sections or subsection of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule") or in the Company SEC Documents, the Company represents and warrants to Parent that:

   SECTION 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

   SECTION 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

   SECTION 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger (or, a certificate of ownership and merger, as applicable) with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with the requirements of the HSR Act (under which the applicable waiting period expired prior to the date hereof), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

   SECTION 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the actions contemplated by this Agreement.

   SECTION 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 Shares and 1,000,000 shares of preferred stock, without par value, of which 300,000 shares are designated as Series A Junior Participating Preferred Stock. As of April 27, 2001 there were outstanding (i) 63,641,911 Shares (excluding Deferred Shares and Restricted Shares), (ii) no shares of preferred stock, (iii) Options to purchase an aggregate of 6,608,590 Shares (of which Options to purchase an aggregate of 2,879,254 Shares were exercisable), (iv) 27,417 Restricted Shares, (v) Deferred Shares with respect to 162,207 Shares (of which 120,324 Shares are vested) and (vi) Restricted Stock Units with respect to 356,904 Shares. Under the Company ESPP, a maximum of 600,000 Shares can be allocated in any year, and the agent for the Company ESPP is required to make a corresponding purchase of Shares on the open market in respect of any such allocation. All shares of capital stock of the Company outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All Shares issuable upon exercise of outstanding employee stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

    (b) Except as set forth in this Section 5.05 and for changes since
April 27, 2001 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as contemplated by Section 3.05, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

    (c) Except as set forth in this Section 5.05, none of the Shares is owned by any Subsidiary of the Company.

   SECTION 5.06. Material Subsidiaries. (a) Each Material Subsidiary of the Company is a business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all business entity powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Material Subsidiary is duly qualified to do business as a foreign business entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Material Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Material Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Material Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Material Subsidiaries, or other obligation of the Company or any of its Material Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Material Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

   SECTION 5.07. SEC Filings. (a) The Company has made available to
Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended September 3, 1999 and September 1, 2000, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended December 1, 2000 and March 2, 2001, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since September 1, 2000 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 1, 2000 (the documents referred to in this Section 5.07(a), collectively, the "Company SEC Documents").

    (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1934 Act.

    (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) No Company SEC Document is a registration statement filed pursuant to the 1933 Act.

   SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

   SECTION 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

    (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

    (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

   SECTION 5.10. Absence of Certain Changes. Since March 2, 2001, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

    (a) to the knowledge of the Company's Chief Executive Officer, Chief Financial Officer, President of Corporate Services, President of Education Services or President of Health Care Services, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Material Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Material Subsidiaries;

    (c) any amendment of any material term of any outstanding security of the Company or any of its Material Subsidiaries;

    (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

    (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries or advances to customers made in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Material Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

    (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director or officer of the Company or any of its Material Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee who reports directly to an officer of the Company or any of its Material Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee who reports directly to an officer of the Company or any of its Material Subsidiaries or is otherwise applicable generally to any related group of employees of the Company or any of its Material Subsidiaries, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Material Subsidiaries other than in the ordinary course of business consistent with past practice; or

    (k) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

   SECTION 5.11. Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

   SECTION 5.12. Finders' Fees. Except for UBS Warburg LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

   SECTION 5.13. Taxes. (a) The Company and each of its Subsidiaries has paid (or, to the Company's knowledge, has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

    (b) There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to Company or its Subsidiaries in respect of any Tax or Tax Asset for which the Company has not made an adequate accrual in accordance with GAAP.

    (c) "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

   SECTION 5.14. Employee Benefit Plans. (a) Within 20 days following the date hereof, the Company will deliver to Parent a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance, benefit or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation which is maintained, administered or contributed to by the Company or any Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability other than the Excluded Arrangements. Such plans (including the Excluded Arrangements) are referred to collectively herein as the "Employee Plans". Notwithstanding the foregoing, the Company will provide to Parent within 20 days of the date hereof a description of the range of severance for employees who may receive benefits under any of the Excluded Arrangements, an estimate of the number of individuals participating in such Excluded Arrangements and an estimate of the maximum payments that may be made under all of the Excluded Arrangements.

    (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee plan subject to Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof has failed to make any material contribution or payment to any plan subject to Title IV including any multiemployer plan ("Multiemployer Plan"), as defined in Section 3(37) of ERISA, which in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Code. Neither the Company nor any of its ERISA Affiliates has incurred any material withdrawal liability within the meaning of Sections 4201 and 4204 of ERISA to any Multiemployer Plan.

    (c) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

    (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or other payment, bonus, retirement, job security or similar benefit or enhanced such benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

    (e) The Company and the Subsidiaries maintain policies and practices that are designed to ensure that the Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and laws, and are not engaged in any unfair labor practice and, to the knowledge of the Company, the Company and its Subsidiaries are in substantial compliance with such laws.

   SECTION 5.15. Antitakeover Statutes and Rights Agreement. (a) The
Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions of
Section 203 of Delaware Law, and, accordingly, none of the restrictions of such Section nor those of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

    (b) The Company has taken all action necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.


                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent represents and warrants to the Company that:

   SECTION 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

   SECTION 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

   SECTION 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger (or a certificate of ownership and merger, as applicable) with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with the requirements of the HSR Act (under which the applicable waiting period expired prior to the date hereof), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

   SECTION 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in
Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

   SECTION 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

    (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

   SECTION 6.06. Finders' Fees. Except for Goldman Sachs International, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

   SECTION 6.07. Tax Sharing Agreement Matters. (a) The representations made by Parent in the Tax Sharing Agreement were true when made.

    (b) Parent is in compliance with its covenants and obligations under the Tax Sharing Agreement.

                                   ARTICLE 7
                           COVENANTS OF THE COMPANY

   The Company agrees that:

   SECTION 7.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as expressly contemplated by this Agreement, from the date hereof until the Effective Time:

    (a) except as may be required to comply with its obligations under
Section 2.03, the Company will not adopt or propose any change to its certificate of incorporation or bylaws;

    (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

    (c) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

    (d) the Company will not, and will not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

    (e) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

   SECTION 7.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the adoption of this Agreement, unless

Delaware Law does not require a vote of stockholders of the Company for consummation of the Merger. Subject to Section 7.04(c), the Board of Directors of the Company shall recommend adoption of this Agreement by the Company's stockholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting.

   SECTION 7.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and, as applicable, the Confidentiality Agreement dated as of April 5, 2001 between the Company and Parent (the "Confidentiality Agreement") and Section 5.13 of the Stockholder Agreement dated as of March 27, 1998 between the Company and Parent, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

   SECTION 7.04. No Solicitation; Other Offers. (a) The Company and its Subsidiaries will not, and the Company will cause the officers, directors and employees of the Company and its Subsidiaries not to, and the Company will not knowingly permit the investment bankers, attorneys, consultants and other agents or advisors of the Company and its Subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal (including by amending, or granting any waiver under, the Rights Agreement), (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person who is considering making, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company and its Subsidiaries shall, and the Company shall cause the officers, directors, employees, agents and advisors of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

    (b) Notwithstanding the foregoing, the Company may engage in discussions or negotiations with, and furnish nonpublic information or access to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company has complied with the terms of Section 7.04(a), (ii) the Board of Directors of the Company determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (iv) the Company shall have delivered to Parent three Business Days' prior written notice advising Parent that it intends to take such action.

    (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Sections 2.02 and 7.02 hereof, but only if (i) the Company has complied with the terms of Section 7.04(a), (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law and
(iv) the Company shall have delivered to Parent three Business Days' prior written notice advising Parent that it intends to take such action.

    (d)   For purposes of this Agreement:

   "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

   "Superior Proposal" means any bona fide Acquisition Proposal for or in respect of more than 50% of the outstanding Shares on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company's stockholders than the transactions contemplated by this Agreement and is reasonably capable of being consummated.

   SECTION 7.05. Tax Matters. Except in the ordinary course or as required by applicable law, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take any other action, which would reasonably be expected to have the effect of materially increasing the Tax liabilities or reducing the Tax assets of the Company and its Material Subsidiaries (considered collectively).

                                   ARTICLE 8
                              COVENANTS OF PARENT

   Parent agrees that:

   SECTION 8.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   SECTION 8.02. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

   SECTION 8.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

    (a) The Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 8.03(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date hereof.

    (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 8.03.

    (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

   SECTION 8.04. Other Indemnification. (a) Parent hereby agrees to indemnify, defend and hold harmless the Company (until the Effective Time) and its directors from and against any costs or expenses (including Taxes, claims under the Tax Sharing Agreement, and lawyers' and accountants' fees), and its directors from any damages, in each case resulting from (i) a breach by Parent of any representation contained in Section 6.07 hereof, or (ii) the loss of Tax-Free Status (as defined in the Tax Sharing Agreement) by reason of the consummation of the transactions contemplated by this Agreement.

    (b) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in Section 8.04(a).


                                   ARTICLE 9
                      COVENANTS OF PARENT AND THE COMPANY

   The parties hereto agree that:

   SECTION 9.01. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

   SECTION 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

   SECTION 9.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

   SECTION 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   SECTION 9.05. Merger Without Meeting of Stockholders. If Parent,
Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Delaware Law.

   SECTION 9.06. Notices of Certain Events. Each of Parent and the Company shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE 10
                           CONDITIONS TO THE MERGER

   SECTION 10.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) if required by Delaware Law, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with such Law;

    (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

    (c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

   SECTION 10.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further condition: that the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except where such failure to perform would not have, individually or in the aggregate, a Material Adverse Effect on the Company.


                                  ARTICLE 11
                                  TERMINATION

   SECTION 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

    (a)   by mutual written agreement of the Company and Parent;

    (b)   by either the Company or Parent, if:

      (i) the Offer has not been consummated on or before August 31, 2001, provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

      (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

    (c)   by Parent, if,

      (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of, this Agreement or the Offer or the Merger or shall have approved or recommended an Acquisition Proposal, or

      (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal, or

      (iii) Parent has terminated the Offer because of a failure of any of the conditions set forth in Annex I hereto;

    (d) by the Company, if, prior to the acceptance for payment of the Shares under the Offer,

      (i) (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, (B) the Company shall have complied with Section 7.04, (C) the Company shall have given Parent a prior written notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (D) Parent does not make, within three Business

    Days after receipt of such notice, an offer which the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal, it being understood that the Company shall not enter into any such written agreement during such three Business Day period, and (E) the Company prior to such termination pursuant to this clause (d)
    (i) pays to Parent in immediately available funds the fee required to be paid pursuant to Section 12.04(b). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

      (ii) Merger Subsidiary shall have breached its obligation to commence the Offer as set forth in the first sentence of Section 2.01(a); or

      (iii) Merger Subsidiary shall have terminated the Offer in breach of its obligations under this Agreement, provided that the Company is not then in breach of its obligations under this Agreement; or

      (iv) after the expiration date of the Offer (as such date may be extended pursuant to Section 2.01(a)), Merger Subsidiary shall have failed to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer, provided that all conditions to the Offer set forth in Annex I shall have been satisfied or waived.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

   SECTION 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 12.02, 12.04, 12.06, 12.07 and 12.08 shall survive any termination hereof pursuant to Section 11.01.

                                  ARTICLE 12
                                 MISCELLANEOUS

   SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

   if to Parent or Merger Subsidiary, to:

       Sodexho Alliance, S.A.
       3, Avenue Newton
       78180 Montigny-le-Bretonneux, France
       Attention: Bernard Carton
       Fax: 011-33-1-30-85-50-88

       with a copy to:

       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Attention: Paul R. Kingsley, Esq.
       Fax:  (212) 450-3800

    if to the Company, to:

       Sodexho Marriott Services, Inc.
       9801 Washingtonian Boulevard
       Gaithersburg, MD  20878
       Attention:  Robert A. Stern, Esq.
       Fax:  (301) 987-4499

       with a copy to:

       Shaw Pittman
       2300 N Street, N.W.
       Washington, D.C.  20037
       Attention: Thomas H. McCormick, Esq.
       Fax: (202) 663-8007

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

   SECTION 12.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

   SECTION 12.03. Amendments; No Waivers. (a) Any provision of this
Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   SECTION 12.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (b) If:

      (i) the Company shall terminate this Agreement pursuant to
    Section 11.01(d)(i);

     (ii) Parent shall terminate this Agreement pursuant to Section 11.01(c)(i) or 11.01(c)(ii); or

     (iii) (w) the Offer shall not have been consummated solely by reason of the failure to satisfy the Minimum Condition, (x) either the Company or Parent shall terminate this Agreement pursuant to
    Section 11.01(b)(i), (y) prior to expiration or termination of the Offer, an Acquisition Proposal is made by any Person and (z) the Company enters into a definitive agreement within twelve months after termination of this Agreement in respect of any Acquisition Proposal and the transaction contemplated thereby is consummated;

then in any case as described in clause (i), (ii) or (iii), the Company shall pay to Parent an amount equal to $20 million by wire transfer of immediately available funds not later than (x) the date of termination of this Agreement in the case of clause (i), (y) three Business Days following the termination of this Agreement in the case of clause (ii) or (z) the date of the closing of the transaction contemplated by the definitive agreement, in the case of clause
(iii).

    (c) If Parent shall terminate this Agreement pursuant to Section 11.01(c)(iii) in the circumstances set forth in clause (ii)(D) or (ii)(E) of Annex I hereto, the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to Parent's reasonable out-of-pocket expenses (not to exceed $15 million) incurred in connection with this Agreement and the transactions contemplated hereby.

    (d) If the Company shall terminate this Agreement pursuant to Sections 11.01(d)(ii), 11.01(d)(iii) or 11.01(d)(iv), Parent shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to the Company's reasonable out-of-pocket expenses (not to exceed $4 million) incurred in connection with this Agreement and the transactions contemplated hereby.

   SECTION 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   SECTION 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

   SECTION 12.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

   SECTION 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

   SECTION 12.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

   SECTION 12.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

   SECTION 12.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

   SECTION 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   SECTION 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                SODEXHO MARRIOTT SERVICES, INC.


                                By: /s/ Michel Landel
                                   ------------------------------------
                                   Name:  Michel Landel
                                   Title: President and Chief Executive
                                          Officer



                                SODEXHO ALLIANCE, S.A.


                                By: /s/ Pierre Bellon
                                   ------------------------------------
                                   Name:  Pierre Bellon
                                   Title: Chairman and Chief Executive
                                          Officer



                                SMS ACQUISITION CORP.


                                By: /s/ Denis Robin
                                   ------------------------------------
                                   Name:  Denis Robin
                                   Title: President

                                                                         ANNEX I

   Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if

   (i) at the expiration date of the Offer (as such date may be extended pursuant to Section 2.01(a) of the Merger Agreement), the Minimum Condition shall not have been satisfied; or

   (ii) at any time on or after May 1, 2001 and prior to the expiration date of the Offer (as such date may be extended pursuant to Section 2.01(a) of the Merger Agreement), any of the following conditions exists:

       (A) there shall be instituted or pending any action or proceeding by any governmental authority (domestic, foreign or supranational) before any court or governmental authority or agency (domestic, foreign or supranational), (1) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, (2) seeking to restrain or prohibit the ownership or operation by Parent or its Affiliates of all or any portion of the business of the Company and its Subsidiaries, or of Parent and its Subsidiaries, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Subsidiaries, (3) seeking to impose limitations on the ability of Parent, Merger Subsidiary or any of their Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares on any matters properly presented to the Company's stockholders, (4) seeking to require divestiture by Parent, Merger Subsidiary or any of their Affiliates of any Shares, or (5) that otherwise would reasonably be expected to have a Material Adverse Effect on the Company or Parent, or

       (B) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court or governmental authority or agency (domestic, foreign or supranational) that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (A) above, or

       (C) there shall have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or

       (D) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, except where such breach or failure to perform would not have, individually or in the aggregate, a Material Adverse Effect on the Company, or

       (E) any of the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any qualifications contained therein as to "materiality" or "Material Adverse Effect") shall not be true and correct in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time, except where such failure to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on the Company, or

       (F) the Merger Agreement shall have been terminated in accordance with its terms, or

       (G) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of, the Merger Agreement or the Offer or the Merger or shall have approved or recommended an Acquisition Proposal, or

       (H) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal.

   The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of the Merger Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to consummation of the Offer.


                                       2